                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-78909


                             Prospectus Supplement
                      (To Prospectus Dated June 11, 1999)


                                 $850,000,000

                               [LOGO OF CITRIX]

           Zero Coupon Convertible Subordinated Debentures Due 2019

                               -----------------

         This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                             Principal Amount at
                                                            Maturity of Debentures         Percentage of          Number of
                                                         Beneficially Owned That May        Debentures        Conversion Shares
                     Name                                          Be Sold                  Outstanding       That May Be Sold
                     ----                                ---------------------------       -------------      -----------------
Conseco Senior Health Insurance Company - Convertible                750,000                    0.088%                5,272

Conseco Health Insurance Company - Convertible                       750,000                    0.088%                5,272

Conseco Variable Insurance Company - Convertible                     750,000                    0.088%                5,272

Conseco Fund Group - Convertible Securities Fund                     750,000                    0.088%                5,272

Any other holder of Debentures or future                          $9,807,000                     1.15%               68,998
  transferee from any such holder

                             ---------------------

          The Date Of This Prospectus Supplement Is January 21, 2000.